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                                                                    Exhibit 23.2

The Members
Pacific Coast Recycling, LLC:


We consent to the incorporation by reference in the registration statements (No.'s 33-16648, 33-23563, 33-30848, 33-41595, 33-51080, 33-64069, 333-34291 and
333-46771) on Forms S-8 of Birmingham Steel Corporation of our report dated July 30, 1999, with respect to the balance sheets of Pacific Coast Recycling LLC as of June 30, 1999 and 1998 and the related statements of operations, members' capital (deficit) and cash flows for the years then ended, which report appears in the Form 10-K of Birmingham Steel Corporation dated June 30, 1999.


/s/KPMG LLP


Los Angeles, California
October 11, 1999